Exhibit 10.10

[****] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Via Email

March 20, 2020

James E. Rothman, Ph.D.

####################

Re:	Extension of Consulting Agreement

Dear Jim:

On behalf of Berkeley Lights, Inc. (the “Company”), I am pleased to provide this letter to memorialize our agreement to extend your relationship with the Company under that certain Strategic / Scientific Advisor Consulting Agreement originally effective as of April 1, 2017 (the “Consulting Agreement”) as Chairman of the Company’s Strategic / Scientific Advisory Board (the “SSAB”). Capitalized terms used herein shall have the respective meanings set forth in the Consulting Agreement.

In particular, the Company agrees to the following amendments to the Consulting Agreement:

•	The “Term” shall be extended from April 1, 2020 (the “Extension Date”) for an additional thirty-six (36) month period.

•	The Advisor Fees shall be adjusted to US$125,000.00 annually, paid in equal monthly installments of $10,416.66 on or before the 10th day of each month, effective as of the Extension Date.

In addition, to the foregoing, in consideration of your continued Chairman role and service to the Company on the SSAB, as soon as reasonably practicable following the Extension Date, the Board will grant you an option to purchase 315,000 shares of the Company’s common stock with an exercise price equal to the fair market value of the Company’s common stock on the date of grant, as determined by the Board. The option will vest in equal monthly installments over a period of 3 years (1/36th per month). The option will be subject to the terms and conditions applicable to options granted under the Company’s equity incentive plan and an applicable stock option agreement.

Jim, we look forward to a continued productive and enjoyable relationship with you as a Board member and the Chairman of the SSAB.

Very truly yours,

/s/ Eric Hobbs
Eric D. Hobbs, Ph.D. Chief Executive Officer

Agreed and Acknowledged:

/s/ James Rothman
James E. Rothman, Ph.D.
Dated 3/23/2020

Berkeley Lights, Inc. | 5858 Horton Street, Suite 320, Emeryville, CA 94608 | (510) 858-2855

Berkeley Lights, Inc.

Strategic/Scientific Advisor Consulting Agreement

This Strategic/Scientific Advisor Consulting Agreement (this “Agreement”) is effective as April 1, 2017 (“Effective Date”), by and between Berkeley Lights, Inc., a Delaware corporation having a principal place of business at 5858 Horton Street, Suite 320, Emeryville, CA 94608 (“BLI”) and James E. Rothman, Ph.D., an individual having a residence at ## ######## ######, ########## ## #####, (“Rothman”). BLI and Rothman agree as follows:

1. Services	BLI is engaging Rothman to provide, and Rothman agrees to provide to BLI, services related to:

a.) the formation, building and chairing of BLI’s Strategic/Scientific Advisory Board (the “SSAB”); and

b.) advice concerning BLI’s research and development activities and the targeted commercialization of BLI’s Beacon and SearchLight platforms,

(subsections a.) and b.) are, collectively, the “Services”), as more specifically defined and mutually agreed to in Appendix 1.

Rothman will spend the equivalent of at least ten (10) and up to twelve (12) days during each 12-month period providing Services, including travel time. Specifically, during the remainder of 2017 there will be three (3) 2-day SSAB meetings at BLI and, by mutual agreement, up to two (2) additional days of meetings with key potential BLI customers and/or partners (including strategic investors). In 2018 and later years, there will be two (2) 1-day SSAB meetings, one at BLI and the other in New York City. In addition in 2018 and later years, Rothman will visit BLI on each of four (4) occasions for 2-day R&D reviews timed when possible to take place in connection with quarterly BLI Board of Directors meetings, and Rothman will also participate by mutual agreement in up to two (2) days of meetings with key potential BLI customers and/or partners (including strategic investors).

2. Fees and Expenses	In consideration of the Services, BLI agrees to pay Rothman as follows:

a.) cash compensation in the form of US$250,000.00 annually, paid in equal monthly installments of $20,833.33 on or before the 10th day of each month (“Advisor Fees”), commencing in April 2017;

b.) actual out-of-pocket and first class (business class for international) travel expenses (“Advisor Expenses”); and

c.)   a stock option grant of 500,000 shares, which based on BLI’s current 409(A) valuation opinion would have a current per share exercise price of $1.27, vesting in 1/36 equal monthly tranches over the Term (as defined below), which once approved by BLI’s Board of Directors (the “BLI Board”) will be documented separately in BLI’s standard Stock Option Agreement (the “Equity Award”).

3. Term	This Agreement shall commence on the Effective Date and continue for thirty-six (36) months (the “Term”).

2

4. Change of Control	The Acceleration Policy as adopted and approved by the BLI Board, a copy of which is attached as Appendix 2, shall be deemed to apply to the Equity Award.

5. Confidential Information	The confidentiality obligations, and all related provisions, within that certain Non-Disclosure Agreement entered into on December 23, 2014, between BLI and Rothman (the “CDA”), a copy of which is attached as Appendix 3, is incorporated into this Agreement. The terms and conditions of this Agreement, but not its existence, shall be treated as Confidential Information.

6. Other Engagements	Rothman agrees that, in addition to his obligations of confidentiality, during the Term he will not advise or provide consulting services to a third party engaged in a business that is directly competitive with BLI, including those reasonably within the use of BLI’s Beacon and SearchLight platforms. Notwithstanding the foregoing, nothing in this Section 6 shall be deemed to narrow or limit any existing Rothman engagements, provided that in no event shall Rothman use, refer to or rely upon any BLI Confidential Information in such engagements. BLI acknowledges that Rothman’s current academic and commercial engagements do not pose a conflict with BLI. These commercial engagements consist of GlaxoSmithKline, General Electric, Herbal Science Group, Genprex, and Arsenal Capital Partners and its portfolio of healthcare companies.

7. Use of Rothman’s Name	BLI agrees that it will not use Rothman’s name or likeness in any materials distributed or published by the Company, in writing, online, or in any other media, including in securities offering materials, in advertising, on the Company’s website(s), or otherwise, without first providing the entire content of the materials to Rothman and receiving Rothman’s written approval of the use of his name or likeness. Rothman consents and authorizes BLI to identify Rothman as the Chairman of BLI’s Strategic/Scientific Advisory Board on BLI’s website and to issue a mutually agreeable press release. Rothman’s approval of the use of his name or likeness will not constitute confirmation of the accuracy or completeness of any BLI materials, nor will Rothman have any obligation to verify such matters.

Upon termination of this Agreement, if Rothman does not continue to remain as a member of the BLI Board of Directors, the Company will cease using Rothman’s name and likeness unless, and to the extent, Rothman otherwise agrees in writing. Nothing in this Section 7 shall be deemed to either excuse Rothman, or preclude or prevent BLI, from complying with any applicable law, rule or regulation, including any U.S. Securities and Exchange Commission filing or submission requirements; provided that, whenever reasonably possible, the parties will provide both notice and the materials in advance to allow for Rothman’s review and approval before submission or filing.

8. Service on BLI Board of Directors	Rothman currently serves on BLI’s Board of Directors, and a copy of Rothman’s Board invitation letter (“Invitation Letter”) is attached as Appendix 4. This Agreement is not intended to supersede or modify any terms or conditions arising out of Rothman’s service as a BLI director, including as set forth in the Invitation Letter. For clarity, the Equity Award is not intended to replace or modify any previous stock option awards to

3

Rothman, which remain in place and unchanged; and, the Services and time commitments set forth in Section 1 of this Agreement are in addition to those services and time commitments Rothman has as a BLI director, including as set forth in the Invitation Letter. Further, the termination or expiration of this Agreement is not intended to, and will not, serve to automatically terminate or modify Rothman’s service as a BLI director.

9. Additional Terms	The additional Terms and Conditions (“Ts&Cs”) set forth in Appendix 5 are hereby incorporated by reference.

10. Complete Agreement	This Agreement, including the referenced Appendices, constitutes the entire agreement of the parties with respect to the Services and supersedes all prior or contemporaneous agreements or understandings, whether written or oral, between the parties, except as noted under [8].

[Rest of page intentionally blank]

4

The signatures of authorized individuals of the parties where indicated below confirms this is a valid and binding agreement as of the Effective Date.

Berkeley Lights, Inc.		James E. Rothman, Ph.D.

By:	/s/ Eric D. Hobbs	/s/ James E. Rothman, Ph.D.
Name:	Eric D. Hobbs, Ph.D	Date: March 18, 2017
Title:	Chief Executive Officer
Date:	March , 2017 3/23/2017

Appendices

Appendix 1:	Services
Appendix 2:	Acceleration Policy
Appendix 3:	NDA
Appendix 4:	Invitation Letter
Appendix 5:	Ts&Cs

5

Appendix 1

Services

BLI is engaging Rothman to act as a Strategic/Scientific Advisor to:

a.

Build BLI’s Strategic/Scientific Advisory Board (SSAB) with the mandate to advise and guide the BLI Board and Senior Management on the intersection of BLI products/technology and the marketplace and the preferred focal areas for BLI’s development programs, including to:

i.	serve as chair of the SSAB,

ii.

take on lead responsibility for the identification and appointment of five to eight SSAB members, subject to BLI Board approval, with the SSAB composition encompassing knowledge related to the medical research and clinical uses of BLI’s Beacon and Searchlight platforms, and the commercial and regulatory experience in managing commercial bioprocess businesses,

iii.

advise as to the appropriate compensation levels for SSAB members, which are currently contemplated to comprise equity awards to SSAB members totaling approximately 300,000 stock options and an annual cash compensation to SSAB members totaling approximately US$200,000 (with both equity and cash compensation estimates excluding Rothman’s Equity Award and Advisor Fees and any compensation that Igor Khandros, Ph.D. may receive for serving on the SSAB),

iv.	conduct SSAB activities and meetings consistent with direction of the BLI Board and the input of BLI senior executive management, who will be invited to attend regularly scheduled SSAB meetings, and

v.

report to the BLI Board on the SSAB activities and advice in the form of quarterly oral reports, with it being understood that the SSAB will keep and maintain minutes of the SSAB meetings and will provide answers to questions presented by the BLI Board and/or BLI senior executive management, including in written form as reasonably requested in connection with its regularly scheduled meetings.

b.

Engage with BLI’s Chief Executive Officer, Chief Scientific Officer and other senior scientists and technologists to advise the Company’s research and development and product commercialization efforts, including to provide insight into:

i.	[****],

ii.	[****],

iii.	[****], and

iv.	[****]

To facilitate the above, it is anticipated that BLI will engage (with Rothman’s advice) an external consulting company to periodically advise the SSAB and BLI senior executive management on related matters of market opportunity and competition.

Berkeley Lights Confidential	Initials BLI /s/ EH / Rothman /s/ JR

Appendix 2

Acceleration Policy

Single Trigger Acceleration. For all Company (as defined below) Directors (as defined below), in the event of a Change in Control (as defined below), and provided that the Director delivers to the Company a signed settlement agreement and general release and waiver of claims and non-disparagement agreement in favor of the Company, its employees, agents and its representatives and affiliated entities in a form reasonably specified by the Company (the “Release”), and satisfy all conditions to make the Release effective, then the vesting of the Director’s stock option(s) shall be deemed to be 100% accelerated as of the effective date of the Change of Control.

Double Trigger Acceleration. If within 12 months after a Change in Control a Company Executive’s (as defined below) employment is terminated by the Company without Cause (as defined below) or by the Company executive for Good Reason (as defined below), and provided that the Company executive delivers to the Company a Release within sixty (60) days following such termination, and satisfy all conditions to make the Release effective, then (i) for all Named Executive Officers (as defined below) the vesting of the Named Executive Officers’ stock options shall be for 100% of the outstanding options of awarded to the Named Executive Officer(s), and (ii) for all Non-NEO Executives (as defined below) the vesting of the Non-NEO Executives’ stock options shall be accelerated by an additional three (3) years effective as of such termination.

Definitions. As used herein:

“Cause” means one or more of the following events: (i) the Executive’s commission of a felony or other crime, in each case involving moral turpitude; (ii) the Executive’s commission of any other act or omission involving fraud or intentional deceit with respect to the Company or any of its affiliates or any of their directors, stockholders, partners or members; (iii) any act or omission by the Executive involving dishonesty that causes material injury to the Company or any of its affiliates or any of their directors, stockholders, partners or members; (iv) willful misconduct by the Executive with respect to the Company or any of its subsidiaries; (v) any breach of a fiduciary duty owed by the Executive to the Company or its stockholders or the Executive’s contractual breach of this Agreement or any other agreement referred to herein (including the Proprietary Information and Inventions Agreement), provided that if such breach is reasonably curable, failure to cure such breach within ten (10) business days following the delivery written notice from the Company describing such breach; or (vi) the Executive continuing failure to perform assigned duties after receiving written notification of the failure from the Company and a period of at least ten (10) business days following the delivery written notice to cure such failure.

“Change in Control” means a “Deemed Liquidation Event”, as defined in the Company’s Restated Certificate of Incorporation, as amended from time to time.

“Company” means Berkeley Lights, Inc.

“Director” means a member of the Board of Directors of Berkeley Lights, Inc.

“Executives” means both Named Executive Officers and Non-NEO Executives of the Company.

“Good Reason” shall mean any of the following actions taken without Cause by the Company or a successor corporation or entity without the Executive’s consent: (i) a material reduction of the Executive’s base salary (other than in connection with a general decrease in salary in the same proportion as for other executive employees of the Company); (ii) a material reduction in the Executive’s role or responsibilities in the successor entity or the parent entity as compared to the Executive’s role or responsibilities in the Company prior to the Change in Control; provided that a mere change of title and/or reporting authority alone shall not constitute such a material reduction; or (iii) relocation of the Executive’s principal place of employment to a place greater than 50 miles from the Executive’s then-current principal place of employment. Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless the Executive gives the Company written notice within thirty (30) days of the occurrence of the event which the Executive believe constitutes the basis for Good Reason, specifying the particular act or failure to act which the Executive believes constitutes the basis for Good Reason. If the Company fails to cure such act or failure to act, if curable, within ten (10) days after receipt of such notice, the Executive must resign within thirty (30) days following the expiration of the Company’s ten (10) day remedial period.

Berkeley Lights Confidential	Initials BLI /s/ EH / Rothman /s/ JR

“Named Executive Officer” means an individual who is a member of senior management of the Company who is a “named executive officer” or a “Section 16 officer” of the Company (or, if the Company is not a public entity, then those individuals who would be deemed to be a named executive officer or a Section 16 officer upon applying to the individual those terms as found in Section 16a-l and Item 402 of Regulation S-K of the U.S. Securities and Exchange Commission (SEC), respectively).

“Non-NEO Executive” means those members of senior management of the Company that are not Named Executive Officers.

Berkeley Lights Confidential	Initials BLI /s/ EH / Rothman /s/ JR

Appendix 3

CDA

(attached)

Berkeley Lights Confidential	Initials BLI /Rothman

NON-DISCLOSURE AGREEMENT

This Non-Disclosure Agreement (this “Agreement”) is made as of the 23nd day of December, 2014, between Berkeley Lights, Inc., a Delaware corporation located at 5885 Hollis Street, Emeryville, CA 94706 (“Berkeley Lights”), and James E. Rothman, Ph.D., an individual (“Individual”).

Berkeley Lights and Individual desire to engage in discussions regarding the current and potential applications of Berkeley Lights’ Technology, including its microfluidics platform and optoelectronic tweezer (OET) and opto-electrowetting (OEW) technologies (the “Intended Purpose”). In connection with such discussions, Berkeley Lights and Individual recognize that there is a need for Berkeley Lights to disclose to Individual certain confidential information of Berkeley Lights to be used only for the Intended Purpose and to protect such confidential information from unauthorized use and disclosure.

In consideration of the disclosure of such information by Berkeley Lights, Individual hereby agrees with Berkeley Lights as follows:

1. For purposes of this Agreement, “Confidential Information” means any technical or business information disclosed by Berkeley Lights to Individual which: (i) if disclosed in writing, is marked “confidential” or “proprietary” at the time of such disclosure; (ii) if disclosed orally or in presentation form, is identified as “confidential” or “proprietary” at the time of such disclosure; or (iii) under the circumstances, a person exercising reasonable business judgment would understand to be confidential or proprietary. To avoid confusion between the parties, Berkeley Lights will provide Individual with a written summary of the topics of any and all Confidential Information disclosed by Berkeley Lights to Individual no later than thirty (30) days after such disclosure; failure by Berkeley Lights to provide such summary to Individual will create a rebuttable presumption that the disclosed information is not, in fact, Confidential Information.

2. Confidential Information will not include any information that Individual can establish with documented evidence:

(i) is now or thereafter becomes generally known or available to the public, through no act or omission on the part of Individual;

(ii) was known by Individual prior to receiving such information from Berkeley Lights and without restriction as to use or disclosure;

(iii) is rightfully acquired by Individual from a third party who has the right to disclose it and who provides it without restriction as to use or disclosure; or

(iv) is independently developed by Individual without access to any Confidential Information.

3. Individual agrees: (i) to maintain all Confidential Information in strict confidence; (ii) not to disclose Confidential Information to any third parties; and (iii) not to use Confidential Information for any purpose except for the Intended Purpose. The provisions of this Section 3 will not restrict Individual from disclosing Confidential Information to the extent required by any law or regulation.

4. Upon Berkeley Lights’ request, Individual will promptly return to Berkeley Lights all tangible items or embodiments containing or consisting of Confidential Information and all copies thereof (including electronic copies).

5. All Confidential Information remains the sole and exclusive property of Berkeley Lights. Individual acknowledges and agrees that nothing in this Agreement will be construed as granting any rights to Individual, by license or otherwise, in or to any Confidential Information or any patent, copyright or other intellectual property or proprietary rights of Berkeley Lights, except as specified in this Agreement

Berkeley Lights Confidential	Initials BLI /s/ EH / Rothman /s/ JR

6. Individual acknowledges that the unauthorized use or disclosure of any Confidential Information would cause Berkeley Lights to incur irreparable harm and significant damages, the degree of which may be difficult to ascertain. Accordingly, Individual acknowledges that Berkeley Lights will have the right to obtain immediate equitable relief to enjoin any unauthorized use or disclosure of its Confidential Information, in addition to any other rights or remedies that it may have at law or otherwise.

7. This Agreement will be construed, interpreted, and applied in accordance with the laws of the State of California (excluding its body of law controlling conflicts of law). This Agreement is the complete and exclusive statement regarding the subject matter of this Agreement and supersedes all prior agreements, understandings and communications, oral or written, between the parties regarding the subject matter of this Agreement. Individual may not assign this Agreement, in whole or in part, without Berkeley Lights’ prior written consent, and any attempted assignment without such consent will be void.

8. This Agreement will commence on the date first set forth above and will remain in effect for three (3) years from the date of last disclosure of Confidential Information by Berkeley Lights, at which time it will terminate.

IN WITNESS WHEREOF, the parties hereto have executed this Non-Disclosure Agreement by their duly authorized officers or representatives.

BERKELEY LIGHTS, INC.:		INDIVIDUAL:

Signature:	/s/ George L. Fox	Siganture:	/s/ James E. Rothman Ph.D.
Printed Name:	George L. Fox	Printed Name:	James E. Rothman Ph.D.
Title:	Intellectual Property Counsel

Berkeley Lights Confidential	Initials BLI /s/ EH / Rothman /s/ JR

Appendix 4

Invitation Letter

(attached)

Berkeley Lights Confidential	Initials BLI /s/ EH / Rothman /s/ JR

Via Email

####################

April 22, 2016

James E. Rothman, Ph.D.

### ##### ###### ###

### ####, ## #####

Re: Berkeley Lights Board of Directors

Dear Dr. Rothman:

On behalf of Berkeley Lights, Inc. (the “Company”), I am very pleased to invite you to join us as an independent, non-employee member of the Board of Directors of the Company (the “Board”). This letter outlines the basic terms of your directorship.

Director Position. Once formally appointed and elected to the Board, which will be done promptly after you counter-sign and return a copy of this letter, you will have a fiduciary obligation to the stockholders of the Company. We expect to document the appointment/stockholder election process within one week. As a member of the Board, you will be expected to advise the Company and its officers, as needed, and to attend periodic meetings of the Board at the Company’s headquarters in Emeryville, CA. The Board currently meets 4 times per year, and conducts telephone calls as may be required. The Company will only expect you to attend at least two Board meetings per year in person. We understand that if you are not attending a meeting in person, you will attend by WebEx, or other online webcast capability. In conjunction with two of the Board meetings you attend in person, you will also be available to participate in 1⁄2 day strategic business and/or scientific sessions. Depending upon your schedule, these 1⁄2 day sessions will occur either the day before the Board meeting, or the day of the Board meeting. You will also be available twice a year, at your preferred East Coast location, for 1⁄2 day meetings with Igor Khandros and/or Kevin Chapman (and possibly joined by other BLI senior executives and/or scientists).

We understand you have pre-existing commitments that will prevent you from attending the May 6 and November 4, 2016 Board meetings. We are starting the process of setting our 2017 and 2018 Board calendar dates and we will certainly work with your schedule as we frame the calendar.

Equity Compensation. As compensation for service as a member of the Board, you will receive an option to purchase 250,000 shares of the Company’s Common Stock (the “Option”), with an exercise price equal to the fair market value of the underlying shares on the grant date. Subject to your continued services as a member of the Board, this Option will vest monthly over four years following the day of your formal appointment/election to the Board, and will otherwise be subject to the terms and conditions of the Company’s 2011 Equity Incentive Plan. Your Option will have full accelerated vesting upon a single-trigger change in control during the period in which you remain on the Board. Additionally, if the Company adopts a non-employee director compensation policy in the future, you would be eligible for future compensation under any such policy.

Business Expenses. The Company will reimburse you for your reasonable out-of-pocket business expenses, including premium (first) class air travel, that you incur in connection with your Board service, including attending Board meetings, the 1⁄2 day sessions around Board meetings, and the “east coast” meetings mentioned above.

Indemnity. You will receive indemnification as a director of the Company as set forth in the Company’s certificate of incorporation and bylaws. The Company will also enter into an indemnification agreement with you, in a form to be provided by the Company. The Company does maintain Directors’ and Officers’ Insurance.

Conflicts. During your service on the Board, we ask that you please notify the Company’s legal department of any conflicts of interest that may arise with respect to the Company.

Use of Name. The Company agrees that it will not use your name or likeness in any materials distributed or published by the Company, in writing, online, or in any other media, including in securities offering materials, in advertising, on the Company’s website(s), or otherwise, without first providing the entire content of the materials to you and receiving your written approval of use of your name or likeness. Your approval of use of your name or likeness will not constitute confirmation of the accuracy or completeness of any such materials, nor will you have any obligation to verify such matters. Upon termination of your directorship, the Company will cease using your name and likeness unless, and to the extent, that you otherwise agree in writing at that time. Nothing in this paragraph shall be deemed to either excuse you, or preclude or prevent the Company, from complying with any applicable law, rule or regulation, including any U.S. Securities and Exchange Commission filing or submission requirements; provided that, whenever reasonably possible, we will provide both notice and the materials in advance to allow for your (and all directors’) review and approval before submission or filing.

Jim, the Board is very much looking forward to your joining as a Director. Following your appointment, we will forward a proposed press release for your review. To confirm your acceptance of our offer to join the Board, please sign below and return a copy of this letter to me.

Very truly yours,

Berkeley Lights, Inc.

By:	/s/ Stuart L. Merkadeau
Stuart L. Merkadeau
General Counsel

Cc: Igor Khandros, Ph.D.

I have read and accept this offer to join the Berkeley Lights Board of Directors.

Signature:	/s/ James Rothman	Date:	May 1, 2016

Berkeley Lights Confidential	Initials BLI /s/ EH / Rothman /s/ JR

Appendix 5

Berkeley Lights, Inc. Terms and Conditions to Strategic/Scientific Advisor Consulting Agreement

The following Terms and Conditions (“Ts&Cs”) are part of that certain Strategic/Scientific Advisor Consulting Agreement (“Agreement”) between Berkeley Lights, Inc. (“BLI”) and James E. Rothman, MD (“Rothman”). Capitalized terms used in these Ts&Cs shall be given the meanings accorded to them in the Agreement to which these Ts&Cs are attached as Appendix 4.

1. OWNERSHIP.

1.1 Work Product. Rothman agrees that all Services and any elements or parts thereof, created, performed, contributed or prepared by Rothman pursuant to this Agreement, and any results or proceeds thereof (collectively, “Work Product”), shall be the exclusive property of BLI, unless Rothman or a third party has Pre-Existing Rights (as defined in Paragraph 1.2, below). BLI and Rothman intend this to be a contract for services and each considers any and all Work Product delivered by Rothman hereunder to be works made for hire. With the exception of Pre-Existing Rights, (and also in the event that Work Product would not be considered a work made for hire under applicable law), Rothman hereby agrees to assign and does assign, transfer and convey to BLI, exclusively and perpetually, all right, title and interest in Work Product throughout the world, which Rothman has or may be deemed to have therein, including without limitation all copyrights, mask work rights, inventions (patentable or otherwise), rights of reproduction, and rights of ownership of any physical works of art embodied therein, and the right to secure registrations, renewal, reissues and extensions thereof. Rothman agrees to execute such further documents and to do such further acts as may be reasonably necessary to perfect, register or enforce BLI’s right, title and interest as set forth above. Rothman shall treat all Services and Work Product as Confidential Information of BLI.

1.2 Pre-Existing Rights. BLI recognizes that Rothman may have pre-existing property rights in certain tools, software code or other materials, which Rothman uses in performing the Services under this Agreement and creating the Work Product (hereinafter “Pre-Existing Rights”). BLI does not intend to abrogate or take away any such Pre-Existing Rights. In the event (and to the extent) that the Work Product contains any Pre-Existing Rights or other items or elements which may proprietary to Rothman,

Rothman hereby agrees that it will (i) provide BLI with timely written notice of the need to use Pre-Existing Rights, (ii) grant to BLI, and hereby does grant, a royalty-free license under the Pre-Existing Rights, including the right to sublicense, to make, use, execute, reproduce, display, perform, distribute, prepare derivative works based upon, Pre-Existing Rights in connection with Work Product or improvements or modifications thereof, or the incorporation of the Work Product into an instrument, a component therefore, or a related consumable, product or part.

2. REPRESENTATIONS. Rothman represents and warrants that: (i) his entering into this Agreement does not conflict with any other contractual arrangement to which Rothman is a party, and that he will not enter any conflicting agreements during the Term; and (ii) to the best of Rothman’s knowledge, the Services and all elements thereof, will not violate any patents, copyrights, trademarks, trade secrets or other intellectual property rights of any person or entity; and (iii) no third party has, or will have, any rights, title or interest in any Services or elements thereof (except as stated in advance in a writing by Rothman to BLI).

3. AUTHORITY/RELATIONSHIP OF PARTIES. Rothman confirms he is entering into the Agreement, and will perform all Services hereunder, as an independent contractor and not as an employee of BLI. Rothman shall be solely responsible for the payment of any benefits and for withholding and remitting income taxes and social security payments. Rothman agrees to pay, as and when due, any and all taxes assessed or incurred in connection with Rothman’s compensation hereunder, including estimated taxes, and to provide BLI with documentation of such payment upon request. Rothman further agrees to indemnify and hold BLI harmless from and against liability for any and all such payments. Rothman agrees BLI may withhold from

Berkeley Lights Confidential	Initials BLI /s/ EH / Rothman /s/ JR

4. 18 U.S.C. SECTION 1833. Nothing in this Agreement, including the CDA, shall limit or restrict in any way Rothman’s immunity from liability for disclosing BLI trade secrets as specifically permitted by 18 U.S. Code Section 1833, the pertinent provisions of which are as follows:

Immunity From Liability For Confidential Disclosure Of A Trade Secret To The Government Or In A Court Filing. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made, (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Use of Trade Secret Information in Anti- Retaliation Lawsuit. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

5. LIMITATION ON LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY LOST PROFITS OR FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED, AND UNDER ANY THEORY OF LIABILITY, EVEN IF BLI HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN ALL EVENTS BLI’S TOTAL LIABILITY TO ROTHMAN SHALL BE LIMITED TO THE AMOUNT PAID (OR PAYABLE, MINUS DISPUTED AMOUNTS) BY BLI AS ADVISOR FEES AND ADVISOR EXPENSES HEREUNDER.

6. TERMINATION.

6.1 Termination for Default. In the event of any material breach of this Agreement by either party hereto, the other party may (without waiving any other remedies or rights under this

Agreement, in law or in equity) terminate this Agreement by giving ten (10) days’ prior written notice.

6.2 Termination For Convenience. Notwithstanding any other provision of this Agreement to the contrary, either party may terminate this Agreement by giving the other party at least ninety (90) days’ prior written notice of its election to terminate. In case of termination for convenience by either party, BLI agrees to pay Rothman for all undisputed Advisor Fees and Advisor Expenses incurred by Rothman in connection with the Services up to the effective date of termination. Further in the event of a termination for convenience by BLI, BLI agrees (as its sole and only payment obligation) to pay Rothman a lump sum amount equal to twelve (12) months of his Advisor Fees, or US$250,000.

6.3 Obligations upon Termination. Upon termination of this Agreement, Rothman shall: (i) return to BLI each and every item of Confidential Information (as defined in the SAB Agreement) and any summaries or materials prepared by Rothman incorporating or referring to Confidential Information; and (ii) warrant to BLI that no Confidential Information has been retained by Rothman in any form whatsoever.

6.4 Effect of Termination. In all events, Advisor Fees will only be paid during the Term and the Equity Award will only vest during the Term. Paragraphs 1-5 and 8-10 of these Ts&Cs shall survive the expiration or termination of this Agreement.

7. ASSIGNMENT. Neither this Agreement nor any rights or duties hereunder may be assigned or delegated to any other person or entity by Rothman or by BLI without the express prior written consent of the other party.

8. GOVERNING THE LAW; JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflicts of law principles. The parties will endeavor to resolve amicably any and all disputes arising out of or relating to this Agreement. If 30 days after written notice of a dispute is delivered by a party (by courier, overnight delivery, e.g., FedEx, or by certified mail) the matter is not resolved, the parties agree to submit the matter to binding arbitration in either Oakland or San Francisco, CA under the then-applicable Commercial Arbitration Rules and Mediation Procedures of the American Arbitration Association. The decision of the arbitrator shall be binding and enforceable exclusively within the federal and state courts of California, to which the parties hereby consent to sole and exclusive jurisdiction and venue.

Berkeley Lights Confidential	Initials BLI /s/ EH / Rothman /s/ JR

9. AMENDMENTS/SEVERABILITY. This Agreement may be amended only in a writing signed by both parties. Failure by either party to enforce at any time any of the provisions of this Agreement, or to require at any time performance by the other party of any of the provisions hereof, shall in no way be construed as a waiver of such provisions in any other circumstance or a waiver of any other provision. In the event any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, then the illegal or unenforceable provision shall be replaced by a revised provision, which, being valid, legal and enforceable, comes closest to the intention of the patties underlying the invalid, illegal or unenforceable provision, and the remainder of the Agreement will remain binding and in full force and effect.

10. NOTICES. All notices and other communications (collectively, “Notices”) in connection with this Agreement shall be in writing and shall be considered given as of (i) receipt if personally delivered to recipient, (ii) upon facsimile transmission if proof of transmittal is received, (iii) two (2) days after being deposited, prepaid, with an overnight courier service, and (iv) three (3) days after being deposited in the United States mail, with postage prepaid. All Notices shall be addressed to the recipient party at the address set forth in the Agreement.

Berkeley Lights Confidential	Initials BLI /s/ EH / Rothman /s/ JR